.
Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Second Quarter Fiscal 2022 Results
Company reports record results and raises fiscal year 2022 guidance

Second Quarter Fiscal 2022 Highlights
•Total comparable club sales increased by 19.8% year-over-year.
•Comparable club sales, excluding gasoline sales, increased by 7.6% year-over-year.
•Membership fee income increased by 11.3% year-over-year to $98.8 million.
•Digitally enabled sales growth was 47.0% year-over-year.
•Earnings per diluted share of $1.03 reflects a 28.8% year-over-year increase.
•Adjusted earnings per diluted share of $1.06 reflects a 29.3% year-over-year increase.
•Cash from operating activities was $443.1 million and free cash flow was $300.4 million.
•Expansion plans remain on track with 11 new club openings expected in fiscal year 2022.
Marlborough, Mass. (August 18, 2022) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and twenty-six weeks ended July 30, 2022.

“Our strong results in the second quarter were led by gains in traffic and market share as we continued to deliver tremendous value across virtually every aspect of our business,” said Bob Eddy, President and Chief Executive Officer, BJ’s Wholesale Club. “Our relentless focus on investing in our long-term initiatives has put us in a place to capitalize on current trends and deliver this strong performance. Our member base is growing in both quality and size. We are improving our merchandising to offer more value. We are growing our digital business, offering more convenience and optionality for our members. We are expanding our footprint into new and existing markets with success. Our business model is designed to work well in the current consumer environment where value is king and we believe we are well-positioned for growth by doing what we do best – delivering great value to our members.”

Key Measures for the Thirteen Weeks Ended July 30, 2022 (Second Quarter of Fiscal 2022) and for the Twenty-Six Weeks Ended July 30, 2022 (First Half of Fiscal 2022):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended July 30, 2022	13 Weeks Ended July 31, 2021	% Growth	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021	% Growth
Net sales	$5,005,030	$4,088,402	22.4%	$9,404,840	$7,870,236	19.5%
Membership fee income	98,786	88,753	11.3%	195,411	175,141	11.6%
Total revenues	5,103,816	4,177,155	22.2%	9,600,251	8,045,377	19.3%

Operating income	202,910	163,784	23.9%	353,227	290,038	21.8%
Income from continuing operations	141,014	110,997	27.0%	253,471	192,583	31.6%
Adjusted EBITDA (a)	273,700	220,140	24.3%	494,501	422,549	17.0%
Net income	141,007	110,988	27.0%	253,457	192,567	31.6%
EPS (b)	1.03	0.80	28.8%	1.85	1.39	33.1%
Adjusted net income (a)	144,296	113,324	27.3%	262,722	213,019	23.3%
Adjusted EPS (a)	1.06	0.82	29.3%	1.92	1.54	24.7%
Basic weighted average shares outstanding	134,341	135,521	(0.9)%	134,293	135,615	(1.0)%
Diluted weighted average shares outstanding	136,567	138,197	(1.2)%	136,635	138,430	(1.3)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents earnings per diluted share.

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Additional Highlights:
•Total comparable club sales increased by 19.8% in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021. Excluding the impact of gasoline sales, comparable club sales increased by 7.6% in the second quarter of fiscal 2022 compared to the second quarter of fiscal 2021. Total comparable club sales increased by 17.2% in the first half of fiscal 2022 compared to the first half of fiscal 2021. Excluding the impact of gasoline sales, comparable club sales increased by 5.9% in the first half of fiscal 2022 compared to the first half of fiscal 2021.
•Gross profit increased to $860.0 million in the second quarter of fiscal 2022 from $763.5 million in the second quarter of fiscal 2021. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased 50 basis points over the second quarter of fiscal 2021. Merchandise margins were impacted by increased freight costs as well as investments in inflationary categories and markdowns in general merchandise inventory. Gross profit increased to $1,651.2 million in the first half of fiscal 2022 from $1,490.3 million in the first half of fiscal 2021. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased 40 basis points in the first half of fiscal 2022. Merchandise margins were impacted by increased freight costs as well as investments in inflationary categories.
•Selling, general and administrative expenses ("SG&A") increased to $651.2 million in the second quarter of fiscal 2022 compared to $598.1 million in the second quarter of fiscal 2021. SG&A increased to $1,287.2 million in the first half of fiscal 2022 compared to $1,198.0 million in the first half of fiscal 2021. The increase in both comparative periods was primarily driven by increased labor costs as a result of last year’s wage investments as well as the acquisition, integration and operating expenses related to the acquisition of assets from Burris Logistics.
•Operating income increased to $202.9 million, or 4.0% of total revenues, in the second quarter of fiscal 2022 compared to $163.8 million, or 3.9% of total revenues, in the second quarter of fiscal 2021. Operating income increased to $353.2 million, or 3.7% of total revenues, in the first half of fiscal 2022 compared to $290.0 million, or 3.6% of total revenues, in the first half of fiscal 2021.
•Adjusted EBITDA increased 24.3% to $273.7 million in the second quarter of fiscal 2022 compared to $220.1 million in the second quarter of fiscal 2021. Adjusted EBITDA increased 17.0% to $494.5 million in the first half of fiscal 2022 compared to $422.5 million in the first half of fiscal 2021.
•Income tax expense increased to $51.0 million in the second quarter of fiscal 2022 compared to $36.4 million in the second quarter of fiscal 2021. Income tax expense increased to $81.0 million in the first half of fiscal 2022 compared to $61.7 million in the first half of fiscal 2021. For both periods, this increase was primarily due to higher operating income year-over-year.
•Under its existing share repurchase program, the Company repurchased 353,000 shares of common stock, totaling $22.8 million in the second quarter of fiscal 2022. In the first half of fiscal 2022, the Company repurchased 923,506 shares of common stock, totaling $58.6 million, under such program.
•On May 2, 2022, the Company completed its acquisition of four distribution centers and related private transportation fleet from Burris Logistics, bringing its end-to-end perishable supply chain in-house. As a result, all assets, liabilities and results of operations related to this acquisition are reflected in the Company’s financials beginning in the second quarter of fiscal 2022. The total consideration paid by the Company was $375.6 million, inclusive of inventory, of which approximately $90.0 million was recorded as part of merchandise inventories in the Company’s Consolidated Balance Sheet as of July 30, 2022.
•On July 28, 2022, the Company entered into a new five-year revolving credit facility (“ABL Revolving Facility”) that increased the total committed amount from $1.0 billion to $1.2 billion. The new ABL Revolving Facility provides additional financial flexibility to execute on the Company’s strategic initiatives.

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Fiscal 2022 Ending January 28, 2023 Outlook

“Our outlook on the business is strong given the sustained strength in our grocery business and our gains in market share,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. “We expect fiscal year 2022 comparable club sales growth, excluding the impact of gasoline sales, to be in the 4%-5% range, up from our original guidance of low single digit. While we expect continued merchandise margin rate pressure, we also expect fiscal year 2022 EPS to be in the $3.50 to $3.60 range, up from our original guidance of approximately $3.25. We remain confident that the strength of our core business and our intense focus on delivering value will continue to drive long-term growth.”
Conference Call Details
A conference call to discuss the second quarter of fiscal 2022 financial results is scheduled for today, August 18, 2022, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events & Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (844) 200-6205 within the U.S. or (929) 526-1599 outside the U.S. and reference conference ID 989079. A telephonic replay will be available two hours after the conclusion of the call for one week and can be accessed by dialing (929) 458-6194 or (866) 813-9403 and referencing conference ID 844786.
About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs in the Eastern United States focused on delivering significant value to its members. The Company provides a curated assortment of grocery, general merchandise, gasoline and other ancillary services to offer a differentiated shopping experience that is further enhanced by its omnichannel capabilities. Since pioneering the warehouse club model in New England in 1984, the Company currently operates 229 clubs and 160 BJ's Gas® locations in 17 states. For more information, please visit us at www.bjs.com or on Facebook, Twitter or Instagram.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities; our anticipated fiscal 2022 outlook; and our future progress, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including inflation and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); the risks and uncertainties related to the impact of the COVID-19 pandemic, including the duration, scope and severity of the pandemic, federal, state and local government actions or restrictive measures implemented in response to COVID-19, the effectiveness of such measures, as well as the effect of any relaxation or revocation of current restrictions, and the direct and indirect impact of such measures; changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to realize the benefits of the Burris acquisition; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2022, which is accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing

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out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended July 30, 2022	Thirteen Weeks Ended July 31, 2021	Twenty-Six Weeks Ended July 30, 2022	Twenty-Six Weeks Ended July 31, 2021
Net sales	$5,005,030	$4,088,402	$9,404,840	$7,870,236
Membership fee income	98,786	88,753	195,411	175,141
Total revenues	5,103,816	4,177,155	9,600,251	8,045,377
Cost of sales	4,243,769	3,413,625	7,949,043	6,555,122
Selling, general and administrative expenses	651,236	598,113	1,287,180	1,198,023
Pre-opening expense	5,901	1,633	10,801	2,194
Operating income	202,910	163,784	353,227	290,038
Interest expense, net	10,874	16,428	18,715	35,713
Income from continuing operations before income taxes	192,036	147,356	334,512	254,325
Provision for income taxes	51,022	36,359	81,041	61,742
Income from continuing operations	141,014	110,997	253,471	192,583
Loss from discontinued operations, net of income taxes	(7)	(9)	(14)	(16)
Net income	$141,007	$110,988	$253,457	$192,567
Income per share attributable to common stockholders - basic:
Income from continuing operations	$1.05	$0.82	$1.89	$1.42
Loss from discontinued operations	—	—	—	—
Net income	$1.05	$0.82	$1.89	$1.42
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$1.03	$0.80	$1.86	$1.39
Loss from discontinued operations	—	—	(0.01)	—
Net income	$1.03	$0.80	$1.85	$1.39
Weighted average number of shares outstanding:
Basic	134,341	135,521	134,293	135,615
Diluted	136,567	138,197	136,635	138,430

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	July 30, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$163,681	$42,414
Accounts receivable, net	204,495	169,135
Merchandise inventories	1,376,526	1,033,555
Prepaid expense and other current assets	57,844	46,446
Total current assets	1,802,546	1,291,550

Operating lease right-of-use assets, net	2,192,548	2,138,690
Property and equipment, net	1,232,103	841,521
Goodwill	1,008,816	924,134
Intangibles, net	120,123	129,881
Deferred taxes	4,525	2,973
Other assets	26,583	18,850
Total assets	$6,387,244	$5,347,599

LIABILITIES
Current liabilities:
Short-term debt	$350,000	$—
Current portion of operating lease liabilities	171,568	134,421
Accounts payable	1,243,286	1,029,726
Accrued expenses and other current liabilities	719,291	675,049
Total current liabilities	2,484,145	1,839,196

Long-term lease liabilities	2,118,467	2,069,148
Long-term debt	699,406	747,730
Deferred income taxes	64,354	41,635
Other noncurrent liabilities	167,281	161,538

STOCKHOLDERS' EQUITY	853,591	488,352
Total liabilities and stockholders' equity	$6,387,244	$5,347,599

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Twenty-Six Weeks Ended July 30, 2022	Twenty-Six Weeks Ended July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$253,457	$192,567
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,093	89,834
Amortization of debt issuance costs and accretion of original issue discount	1,663	1,724
Debt extinguishment charges	389	657
Stock-based compensation expense	18,502	34,634
Deferred income tax provision (benefit)	12,212	(6,260)
Changes in operating leases and other non-cash items	32,067	3,187
Increase (decrease) in cash due to changes in:
Accounts receivable	(29,605)	3,584
Merchandise inventories	(45,519)	172,140
Accounts payable	130,503	41,652
Accrued expenses	(31,019)	26,049
Other operating assets and liabilities, net	3,309	(455)
Net cash provided by operating activities	443,052	559,313
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale leaseback transactions	(188,860)	(128,728)
Acquisition	(376,521)	—
Net cash used in investing activities	(565,381)	(128,728)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(50,000)	—
Payments on First Lien Term Loan	—	(100,000)
Proceeds from revolving lines of credit	905,000	—
Payments on revolving lines of credit	(555,000)	(260,000)
Debt issuance costs paid	(2,701)	—
Net cash received from stock option exercises	5,018	4,913
Net cash received from Employee Stock Purchase Program (ESPP)	2,331	1,877
Acquisition of treasury stock	(74,530)	(79,269)
Proceeds from financing obligations	13,083	1,333
Changes in finance leases and other financing activities	(2,627)	(543)
Net cash provided by (used in) financing activities	240,574	(431,689)
Net increase (decrease) in cash and cash equivalents	118,245	(1,104)
Cash and cash equivalents at beginning of period	45,436	43,518
Cash and cash equivalents at end of period	$163,681	$42,414

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to last twelve months (“LTM”) adjusted EBITDA.

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We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to acceleration of stock awards; acquisition and integration costs; incremental home office expense; severance; charges related to debt payments; gain or loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; acquisition and integration costs; non-cash rent; severance and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our clubs. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new clubs opened and the number of new clubs opened during any given period.
Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

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Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended July 30, 2022	13 Weeks Ended July 31, 2021	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021
Net income as reported	$141,007	$110,988	$253,457	$192,567
Adjustments:
Stock-based compensation related to acceleration of stock awards (a)	—	—	—	17,494
Acquisition and integration costs (b)	3,587	—	11,467	—
Incremental home office expense (c)	600	—	1,199	—
(Gain) loss on cash flow hedge (d)	—	3,245	(165)	7,954
Charges related to debt payments (e)	389	—	389	657
Severance (f)	—	—	—	2,300
Tax impact of adjustments to net income (g)	(1,287)	(909)	(3,624)	(7,953)
Adjusted net income	$144,296	$113,324	$262,722	$213,019

Weighted-average diluted shares outstanding	136,567	138,197	136,635	138,430
Adjusted net income per diluted share (h)	$1.06	$0.82	$1.92	$1.54
(a)Represents accelerated vesting of equity awards, which were related to the passing of a former executive.
(b)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(c)Represents incremental rent expense as the Company transitions from the current home office to a new home office building in fiscal 2022.
(d)Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting.
(e)Represents the expensing of fees and deferred fees and original issue discount associated with the partial prepayment of debt in fiscal 2021 and extinguishment cost related to the ABL Facility in fiscal 2022.
(f)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(g)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(h)Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended July 30, 2022	13 Weeks Ended July 31, 2021	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021
Income from continuing operations	$141,014	$110,997	$253,471	$192,583
Interest expense, net	10,874	16,428	18,715	35,713
Provision for income taxes	51,022	36,359	81,041	61,742
Depreciation and amortization	49,984	45,448	97,093	89,834
Stock-based compensation expense	9,387	7,334	18,502	34,634
Pre-opening expenses (a)	5,901	1,633	10,801	2,194
Non-cash rent (b)	1,256	1,765	2,102	3,182
Acquisition and integration costs (c)	3,588	—	11,467	—
Severance (d)	—	—	—	2,300
Other adjustments (e)	674	176	1,309	367
Adjusted EBITDA	$273,700	$220,140	$494,501	$422,549
(a)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(b)Consists of an adjustment to remove the non-cash portion of rent expense.
(c)Represents costs related to the acquisition and integration of assets from Burris Logistics, including due diligence, legal, and other consulting expenses.
(d)Represents severance charges associated with labor reductions that resulted from the realignment of our field operations.
(e)Other non-cash items, including non-cash accretion on asset retirement obligations, obligations associated with our post-retirement medical plan and incremental rent expense as the Company transitions from the current home office to a new home office building in fiscal 2022.

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BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended July 30, 2022	13 Weeks Ended July 31, 2021	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021
Net cash provided by operating activities	$398,744	$310,348	$443,052	$559,313
Less: Additions to property and equipment, net of disposals	101,001	73,118	191,534	147,808
Plus: Proceeds from sale leaseback transactions	2,674	2,450	2,674	19,080
Free cash flow	$300,417	$239,680	$254,192	$430,585
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	July 30, 2022
Total debt	$1,049,406
Less: Cash and cash equivalents	163,681
Net Debt	$885,725

Income from continuing operations	$487,648
Interest expense, net	42,446
Provision for income taxes	150,418
Depreciation and amortization	187,806
Stock-based compensation expense	37,705
Pre-opening expenses	23,509
Non-cash rent	5,066
Acquisition and integration costs	14,971
Other adjustments	1,933
Adjusted EBITDA	$951,502

Net debt to LTM adjusted EBITDA	0.9	x
See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Peter Frangie
Vice President, Corporate Communications
pfrangie@bjs.com
774-512-6978